Exhibit 99.1

News Release

Hi-Crush Partners LP Reports Third Quarter 2013 Results

Houston, Texas, November 6, 2013 - Hi-Crush Partners LP (NYSE: HCLP), “Hi-Crush” or the “Partnership”, today reported third quarter results. Net income was $15.0 million, or $0.52 per limited partner unit, for the third quarter of 2013 and $40.5 million, or $1.45 per limited partner unit, for the nine months ended September 30, 2013.

The Partnership reported earnings before interest, taxes and depreciation and amortization (“EBITDA”) of $19.2 million for the third quarter of 2013 and $47.0 million for the nine months ended September 30, 2013. EBITDA was impacted by an estimated $1.5 million due to delays in volumes taken by contract customers at the end of the quarter, as well as $1.1 million of litigation costs and non-cash inventory costs related to the D&I acquisition that are not expected to reoccur in the fourth quarter.

The Partnership’s distributable cash flow for the third quarter of 2013 of $17.6 million corresponds to distribution coverage of 1.24 times the total $14.1 million in total distributions to be paid on November 15, 2013.

“We are seeing the benefits of the D&I acquisition flow through our results as we sold over 530,000 tons of frac sand in the third quarter and increased the number of customers we are serving to more than 25. We were also excited to announce the amicable settlement of the Baker Hughes litigation in early October and, in connection with the settlement, the entry into a six-year supply agreement with Baker Hughes.” said James M. Whipkey, Co-Chief Executive Officer of Hi-Crush. “During the quarter, our Wyeville plant operated at close to nameplate capacity and began producing 100-mesh sand. With our distribution network, we see many opportunities ahead to increase volumes across our consolidated company.”

Revenues for the quarter ended September 30, 2013 totaled $43.5 million on sales of 533,239 tons of frac sand and transload services. The average selling price of frac sand, reflecting the mix between pricing for delivery at the production facility and at the destination, was $73 per ton.

“New technology continues to drive demand for high quality proppant ever higher.” said Robert E. Rasmus, Co-Chief Executive Officer of Hi-Crush. “With our low-cost operations, strategic niche in the Marcellus and Utica, and broad logistics capabilities, we are well-positioned to continue to increase our market share.” Production cost for sand produced and delivered from the Wyeville facility was $13.10 per ton during the quarter.

On October 17, 2013, Hi-Crush declared its third quarter cash distribution of $0.49 per unit for all common and subordinated units, or $1.96 on an annualized basis. This amount corresponds to a 3% increase from the minimum quarterly cash distribution of $0.475 per unit, and will be paid on November 15, 2013 to all common and subordinated unitholders of record on November 1, 2013.

Conference Call

A conference call for investors will be held on Wednesday, November 6, 2013 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss Hi-Crush’s third quarter results and forward outlook. Hosting the call will be Robert E. Rasmus, Co-Chief Executive Officer, James M. Whipkey, Co-Chief Executive Officer and Laura C. Fulton, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 407-3982, or for international callers, (201) 493-6780. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 10000594. The replay will be available until November 20, 2013.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrushpartners.com in the Investors-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call.

The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrushpartners.com in the Investors-Event Calendar and Presentations section.

Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Distributable Cash Flow and Production Costs, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). EBITDA, Distributable Cash Flow and Production Costs are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush

Hi-Crush is an integrated producer, transporter, marketer and distributor of high-quality monocrystalline and, a specialized mineral that is used as a "proppant" (frac sand) to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wyeville, Wisconsin, consist of "Northern White" sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. Hi-Crush owns and operates the largest distribution network in the Marcellus and Utica shales, and has distribution capabilities throughout North America. For more information, visit www.hicrushpartners.com.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “could,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the Securities and Exchange Commission (“SEC”), including those described under 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2012 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:

Investor Relations
ir@hicrushpartners.com
(713) 960-4811

Unaudited Condensed Consolidated Statement of Operations
(Amounts in thousands, except tons, units and per unit amounts)

		Period from	Period from
	Three Months	August 16	July 1
	Ended	Through	Through
	September 30, 2013	September 30, 2012	August 15, 2012
	Successor	Successor	Predecessor
Revenues	$43,515	$12,643	$12,601
Cost of goods sold (including depreciation, depletion and amortization)	25,958	2,832	3,065
Gross profit	17,557	9,811	9,536
Operating costs and expenses:
General and administrative	5,030	592	1,494
Exploration expense	—	27	120
Accretion of asset retirement obligation	29	3	4
Income from operations	12,498	9,189	7,918
Other income (expense):
Income from preferred interest in Hi-Crush Augusta LLC	3,750	—	—
Other income	—	—	6
Interest expense	(1,208)	(80)	(855)
Net income	$15,040	$9,109	$7,069
Net income per limited partner unit:
Common units – basic and diluted	$0.52	$0.33
Subordinated units – basic and diluted	$0.52	$0.33
Weighted average limited partner units outstanding:
Common units – basic and diluted	15,224,820	13,640,351
Subordinated units – basic and diluted	13,640,351	13,640,351

Unaudited Condensed Consolidated Statement of Operations
(Amounts in thousands, except tons, units and per unit amounts)

		Period from	Period from
	Nine Months	August 16	January 1
	Ended	Through	Through
	September 30, 2013	September 30, 2012	August 15, 2012
	Successor	Successor	Predecessor
Revenues	$90,244	$12,643	$46,776
Cost of goods sold (including depreciation, depletion and amortization)	43,325	2,832	13,336
Gross profit	46,919	9,811	33,440
Operating costs and expenses:
General and administrative	11,596	592	4,631
Exploration expense	46	27	539
Accretion of asset retirement obligation	88	3	16
Income from operations	35,189	9,189	28,254
Other income (expense):
Income from preferred interest in Hi-Crush Augusta LLC	7,500	—	—
Other income	—	—	6
Interest expense	(2,185)	(80)	(3,240)
Net income	$40,504	$9,109	$25,020
Net income per limited partner unit:
Common units – basic and diluted	$1.45	$0.33
Subordinated units – basic and diluted	$1.45	$0.33
Weighted average limited partner units outstanding:
Common units – basic and diluted	14,293,060	13,640,351
Subordinated units – basic and diluted	13,640,351	13,640,351

Unaudited EBITDA and Distributable Cash Flow

	2013	2012		2013	2012
		Period from	Period from		Period from	Period from
	Three months	July 1	August 16	Nine months	January 1	August 16
	ended	through	through	ended	through	through
	September 30	August 15	September 30	September 30	August 15	September 30
(in thousands)	Successor	Predecessor	Successor	Successor	Predecessor	Successor
Reconciliation of distributable cash flow to net income:
Net income	$15,040	$7,069	$9,109	$40,504	$25,020	$9,109
Depreciation and depletion expense	1,322	421	395	2,317	1,089	395
Amortization expense	1,662	—	—	2,025	—	—
Interest expense	1,208	855	80	2,185	3,240	80
EBITDA	$19,232	$8,345	$9,584	$47,031	$29,349	$9,584
Less: Cash interest paid	(1,119)		(43)	(1,744)		(43)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (1)	(541)		(258)	(1,447)		(258)
Add: Accretion of asset retirement obligation	29		3	88		3
Add: Quarterly distribution from preferred interest in Augusta (2)	—		—	3,750		—
Distributable cash flow	$17,601		$9,286	$47,678		$9,286

(1)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton sold during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(2)
The amount pertains to the third quarter performance of Augusta, on which we are entitled to receive a preferred distribution of $3,750. We have included this amount in our distributable cash flow for the first nine months of 2013 as we will receive this distribution on November 11, 2013, in advance of our third quarter 2013 cash distributions to our common and subordinated unitholders, which will be paid on November 15, 2013. The amount is not reflected in our GAAP net income during the first nine months of 2013 because our investment in Augusta is accounted for under the cost method. In accordance with that method, any distributions earned under our preferred interest are not recognized as income until the cash is actually received by the Partnership.

Unaudited Condensed Consolidated Cash Flow Information
(Amounts in thousands)

		Period from	Period from
	Nine months	August 16	January 1
	ended	through	through
	September 30, 2013	September 30, 2012	August 15, 2012
	Successor	Successor	Predecessor
Depreciation, depletion and amortization	$4,342	$395	$1,089
Operating activities	43,728	6,691	16,660
Investing activities	(137,631)	(100)	(80,045)
Financing activities	103,427	(5,131)	61,048
Net increase (decrease) in cash	9,524	1,460	(2,337)

Unaudited Condensed Consolidated Balance Sheet
(Amounts in thousands)

	September 30, 2013	December 31, 2012
	Successor	Successor
Assets
Current assets:
Cash	$20,022	$10,498
Restricted cash	689	—
Accounts receivable	23,127	8,199
Inventories	15,230	3,541
Due from Sponsor	—	5,615
Prepaid expenses and other current assets	1,615	393
Total current assets	60,683	28,246
Property, plant and equipment, net	112,290	72,844
Goodwill and intangible assets, net	73,598	—
Preferred interest in Hi-Crush Augusta LLC	47,043	—
Other assets	2,926	1,095
Total assets	$296,540	$102,185
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$8,011	$1,977
Accrued and other current liabilities	4,369	1,755
Due to Sponsor	1,212	—
Deferred revenue	—	1,715
Total current liabilities	13,592	5,447
Long-term debt	138,250	—
Asset retirement obligation	1,643	1,555
Total liabilities	153,485	7,002
Commitments and contingencies	—	—
Partners’ capital:
General partner interest	—	—
Limited partner interests, 28,865,171 and 27,280,702 units outstanding, respectively	133,512	95,183
Class B units, 3,750,000 and zero units outstanding, respectively	9,543	—
Total partners’ capital	143,055	95,183
Total liabilities and partners’ capital	$296,540	$102,185

Unaudited Production Cost per Ton

		Period from	Period from
	Three months	August 16	July 1
	ended	through	through
	September 30, 2013	September 30, 2012	August 15, 2012
	Successor	Successor	Predecessor
Sand produced and delivered (tons)	400,814	191,446	186,957
Production costs ($ in thousands)	$5,250	$2,437	$2,644
Production costs per ton	$13.10	$12.73	$14.14

		Period from	Period from
	Nine months	August 16	January 1
	ended	through	through
	September 30, 2013	September 30, 2012	August 15, 2012
	Successor	Successor	Predecessor
Sand produced and delivered (tons)	1,071,706	191,446	726,213
Production costs ($ in thousands)	$15,517	$2,437	$12,247
Production costs per ton	$14.48	$12.73	$16.86